Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. Nos. 33-43820, 33-47209, 33-65989 and 33-65998) of Avon Products, Inc. of our report dated June 27, 2003 relating to the financial statements of the Avon Personal Savings Plan which appears in this Form 11-K.

/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, NY
June 30, 2003